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                                                                    EXHIBIT 99.1

(DOCUCORP LOGO)                                                     NEWS RELEASE


Contact:

John H. Gray                                 Safeguard Media Contact
Chief Financial Officer                      Ed Callahan
Docucorp                                     610-293-0600
214-891-6450
jgray@docucorp.com                           Safeguard Investor Contact
                                             Kris Block
                                             610-293-0600
                                             ir@safeguard.com

For Release:

         FOR IMMEDIATE RELEASE

         DOCUCORP BUYS BACK SHARES OWNED BY SAFEGUARD SCIENTIFICS, INC.


DALLAS, TX AND WAYNE, PA - JUNE 4, 2003 - Docucorp(R) International (Nasdaq:
DOCC) and Safeguard Scientifics, Inc. (NYSE: SFE) today announced that Docucorp has repurchased 3,094,520 shares of its common stock, along with warrants to purchase an additional 161,242 shares of its common stock, from Safeguard Scientifics, Inc. and a former officer of Safeguard in a private transaction. The purchase represents approximately 24 percent of Docucorp's outstanding common stock as of June 2, 2003. The purchase price was $5.95 per share, and the aggregate proceeds including the warrants were $18.7 million. The transaction is expected to be accretive to Docucorp earnings per share in future periods.

         Docucorp utilized a combination of bank financing and cash on hand to effect the transaction. The bank financing of approximately $14.2 million bears interest at a fixed rate of 3.3 percent and is repayable in equal monthly installments over four years.

         "Safeguard has been a stockholder and a valuable partner of the company for many years. They were instrumental in the formative stages of Docucorp's success, and we appreciate their contributions and ongoing support," said Michael D. Andereck, president and chief executive officer, Docucorp. "This transaction eliminates any uncertainty associated with the large block of stock owned by Safeguard and is expected to be accretive to future


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Docucorp                            -MORE-



DOCUCORP, SAFEGUARD                                                       ADD #1

earnings per share, without reducing the publicly traded float. At the same time, it affords Safeguard, our largest stockholder, the opportunity to obtain liquidity from its long-term investment."

         "Since our association with Docucorp in 1997, they have achieved significant revenue and earnings growth," said Anthony L. Craig, president and chief executive officer, Safeguard Scientifics, Inc. "As a result of their success, we now have the opportunity to exit one of our legacy investments and redeploy the proceeds in a way that is more closely aligned with our current business strategy."

         With the completion of this transaction, Docucorp has repurchased a total of 9.4 million shares at an average price of $5.37 per share since the inception of its stock repurchase program in 1998.

ABOUT DOCUCORP

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp's information application software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Portland ME, Bedford NH and London.

ABOUT SAFEGUARD

Safeguard Scientifics (NYSE: SFE) is a technology operating company, headquartered in Wayne, PA, that seeks to create long-term value by taking controlling interests in and developing its companies through superior operations and management. Currently, Safeguard has acquired and operates businesses that provide business decision and life science




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software-based product and service solutions. Safeguard's existing strategic subsidiaries focus on the

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DOCUCORP, SAFEGUARD                                                       ADD #2

following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. Safeguard is accessible via the Internet at www.safeguard.com.


Certain information contained in this news release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission, that could cause the Company's actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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(DOCUCORP LOGO)


5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6532
fax: 214-987-8187
http://www.docucorp.com


(C) 2003 Docucorp International. All Rights Reserved.


Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.